Exhibit 99.1

Vignette Enters Into Settlement

Austin, TX- July 10, 2009 — Vignette Corporation today announced that it has reached an agreement in principle with a stockholder of Vignette that provides for the settlement of the purported class action litigation commenced by such stockholder against Vignette and its directors following the announcement of the merger between Vignette and Open Text Corporation. The settlement will not affect the merger consideration to be paid to stockholders of Vignette in connection with the proposed merger between Vignette and Open Text or the timing of the special meeting of stockholders of Vignette scheduled for Tuesday, July 21, 2009, beginning at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas 78701, to vote on a proposal to adopt the merger agreement between Vignette and Open Text and to approve the merger.

On May 11, 2009, a Vignette stockholder filed a purported class action against Vignette, its directors, Open Text Corporation, and Scenic Merger Corp. in the District Court for the 201st Judicial District of Travis County, Texas. On July 2, 2009, the plaintiff voluntarily dismissed Open Text and Scenic from the lawsuit.

Vignette and its directors have reached an agreement in principle with the plaintiff providing for the settlement of the litigation. In connection with this settlement, Vignette agreed to make available additional information to its stockholders. That information is contained below in this press release and should be read in conjunction with the merger proxy statement. The details of the settlement will be set forth in a notice to be sent to Vignette’s stockholders prior to a hearing before the court to consider both the settlement and the plaintiff’s fee application. Vignette and the directors deny plaintiff’s allegations in the action and have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

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The following information relating to the analysis of J.P. Morgan Securities, Inc., the financial advisor to the Board of Directors of Vignette, and J.P. Morgan’s interactions with Vignette’s Board of Directors, should be read in conjunction with the definitive proxy statement mailed to Vignette’s stockholders on or about June 22, 2009.

How did J.P. Morgan, Vignette’s financial advisor, determine which companies to use in its trading multiples?

To select the companies used in its Public Trading Multiples Analysis, J.P. Morgan chose software companies that develop or provide software and services similar to that of Vignette, software companies that utilize the same or a similar business model as Vignette, and software companies with operating metrics that are similar to Vignette’s, including, but not limited to, revenue growth, profit margins, and relative profitability. In conducting this analysis, J.P. Morgan ultimately selected companies that, based on closing stock prices on May 1, 2009, had an Equity Value in the range of approximately $52 million to $1.8 billion, and had an Enterprise Value in the range of approximately $7 million to $1.9 billion. For purposes of the analysis,

Equity Value was calculated by multiplying the stock price with the diluted share count of a company. Enterprise Value was calculated as Equity Value, plus total debt, less cash and cash equivalents.

What multiples did J.P. Morgan use in its financial analysis and how did it determine those multiples?

J.P. Morgan applied a reference range of selected multiples of estimated revenue and estimated EBITDA for calendar year 2009 derived from the selected companies to Vignette’s corresponding financial data.

The reference range of selected multiples of estimated revenue for calendar year 2009 were chosen based on multiples of software companies with operating metrics that are similar to Vignette’s, including, but not limited to, revenue growth, profit margins, and relative profitability. Based on the closing prices of May 1, 2009, this group had implied Enterprise Value multiples with a low of 0.0x, a median of 0.4x, and a high of 0.7x for calendar year 2009 estimated sales. The materials presented to the Board included, for reference only, separate calculation of the implied multiples for software companies that develop or provide software and services similar to that of Vignette and software companies that utilize the same or a similar business model as Vignette. These multiples ranged from a low of 1.5x, a median of 2.2x, and a high of 2.9x for calendar year 2009 estimated sales.

The reference range of selected multiples of estimated EBITDA and adjusted stock price to estimated adjusted earnings per share for calendar year 2009 were chosen based on multiples of those selected companies identified in the proxy excluding those multiples that were meaningfully lower than those selected companies. These selected companies included software companies that develop or provide software and services similar to that of Vignette, software companies that utilize the same or a similar business model as Vignette, and software companies with operating metrics that are similar to Vignette’s, including, but not limited to, revenue growth, profit margins, and relative profitability. Based on the closing prices of May 1, 2009, this group had implied Enterprise Value multiples with a low of 0.3x, a median of 7.4x, and a high of 13.2x for calendar year 2009 estimated EBITDA.

Based on closing stock prices on May 1, 2009, Vignette had implied Enterprise Value multiples of 0.4x for calendar year 2009 estimated sales and 5.6x for calendar year 2009 estimated EBITDA.

What growth rates and discount rates did J.P. Morgan apply in its financial analysis?

In its Discounted Cash Flow Analysis, J.P. Morgan used a perpetual growth rate of 1.5% to 2.5%. This range was based upon, among other things, current and expected future growth rates for revenue and free cash flows. J.P. Morgan used discount rates of 14.0% to 16.0% for present value calculations for unlevered free cash flows, the range of terminal asset values, and the future net operating loss benefits. This range was based upon, among other things, an analysis of Vignette’s weighted average cost of capital assuming a range of betas of 1.4 to 1.8, debt to total capitalization (enterprise value) of 0.0%, and equity risk premium of 7.5%.

The materials presented to the Board included, for reference only, a range of cost of equity of 13.0% and 17.6% which assumed a range of equity risk premiums of 7.0% to 8.0% and a range of betas of 1.4 to 1.8.

How did the Vignette Board and J.P. Morgan identify potential strategic partners and financial buyers to contact?

J.P. Morgan and Vignette’s Board of Directors engaged in a collaborative and on-going process to prepare a list of potential strategic partners and financial buyers that might be interest in engaging in a transaction with Vignette. J.P. Morgan and the Board identified potential strategic partners based on a number of criteria, including, but not limited to, potential strategic partners that had previously contacted Vignette and expressed an interest in engaging in a transaction with Vignette, potential strategic partners with complementary businesses to Vignette’s or interest in the markets and/or customers Vignette serves, and financial buyers with the wherewithal to acquire Vignette for a price that would be fair.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Open Text filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 (file no. 333-159514) that includes a proxy statement of Vignette that also constitutes a prospectus of Open Text. Shareholders and investors are urged to read the proxy statement/prospectus (including any amendments or supplements thereto) regarding the proposed merger before making any voting decision with respect to the merger. The proxy statement/prospectus contains important information about Open Text, Vignette and the proposed merger. Open Text’s and Vignette’s shareholders are able to obtain a copy of the proxy statement/prospectus and other relevant documents without charge at the SEC’s Internet site (http://www.sec.gov). The proxy statement/prospectus and the other documents may also be obtained for free by accessing Vignette’s investor relations website at www.ir.vignette.com by clicking on the link “SEC Filings” under the heading Investor Relations or by accessing Open Text’s website at www.opentext.com and clicking on the “Company” link, then clicking on the link for “Investors” and then clicking on the link for “SEC Filings” under the heading “Financial Reports. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Vignette and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Vignette in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein are included in the proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in Vignette’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on

March 31, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Vignette by accessing Vignette’s investor relations website at www.ir.vignette.com by clicking on the link “SEC Filings” under the heading Investor Relations or by contacting Investor Relations by telephone at (512) 741-4541, or by mail at Vignette Corporation, 1301 South MoPac Expressway, Suite 100, Austin, Texas 78746, USA.